Exhibit 10.3

Montpelier Re Holdings Ltd.
2015 Annual Bonus Plan

Purpose

The purpose of this Plan is to increase the intrinsic business value of Montpelier Re Holdings Ltd. and its  operating subsidiaries (the “Company”) by aligning employee performance with the interests of the Company’s owners. All active full-time employees of the Company shall be eligible to participate in the Plan.

Performance Targets

The Plan shall be tied to a calendar year performance cycle consistent with the Company’s fiscal year. Annual bonus pool targets for categories of employees and an overall Company performance target under the Plan shall be set by the Company’s Compensation and Nominating Committee (the “Committee”).  At the conclusion of the calendar year, the Committee shall judge Company performance against the bonus pool targets when determining the final size of the bonus pools and the level of payout for each employee. At lower levels of the Company employee individual performance is also considered. The Company’s Chief Executive Officer, in consultation with the Committee, shall then recommend the distribution of the pool to individual Plan participants who are non-executive officers of the Company. The Committee shall approve any payments to the Company’s executive officers.

Bonus Pool Targets

For the 2015 calendar year, the annual bonus pool targets for the Company’s officers and all remaining Company staff shall be the following percentages of eligible salaries:

Performance	Group A	Group B	Group C-G
Minimum	0%	0%	0%
On Target	100%	75%	10-50%
Superior	200%	150%	10-100%

Eligible salaries for all officers and staff shall be equivalent to the 2015 base salaries of Plan participants (as in effect on April 1, 2015), pro-rated in the case of any officer or staff member actively employed by the Company for less than the entire 2015 calendar year.